EXHIBIT 107

Calculation of Filing Fee Tables
S-8
(Form Type)

A10 Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(a)	2,500,000	$14.00	$35,000,000.00	$0.0001531	$5,358.50
	Total Offering Amounts					$35,000,000.00		$5,358.50
	Total Fees Already Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,358.50

(1)Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares that may be offered or become issuable pursuant to the A10 Networks, Inc. 2014 Employee Stock Purchase Plan, as amended (the “ESPP”) in connection with any stock split, stock dividend, recapitalization, or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock, par value $0.00001 per share (the “Common Stock”).

(2)The proposed maximum offering price per unit was estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purposes of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 5, 2025. Pursuant to the ESPP, the purchase price of Common Stock will be 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the purchase date.